Exhibit 99

ZBB Energy Corporation Announces $10 Million Common Stock
Purchase Agreement with Aspire Capital Fund, LLC

MILWAUKEE, WI--(Marketwire - March 15, 2013) - ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced that it entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company, on March 13, 2013, whereby Aspire Capital has committed over the next 2 years to purchase up to $10 million of ZBB Energy common stock based on prevailing market prices over a period preceding each sale.   Promptly after the approval of the transaction by the NYSE MKT and certain other customary conditions, Aspire Capital has agreed to make an initial purchase of $1 million of common stock at a purchase price of $0.34 per share, the closing sale price of the common stock on March 12, 2013.

"We welcome Aspire Capital, an institutional investor with an excellent reputation, as a ZBB Energy shareholder," said Eric Apfelbach, President and CEO of ZBB Energy. “We expect Aspire Capital to be a long-term investor in ZBB. Their investment in ZBB shows their confidence in our strategic plan and our ability to execute that plan. The $1 million initial investment gives us the ability to balance our working capital needs with cash generated from operations and from new orders. We plan to use the proceeds that we may receive under this agreement to help fund our working capital needs while we execute against our $6 million of current signed backlog and work to convert the numerous sales opportunities we are actively pursuing to increase our backlog.  Our sales funnel currently exceeds $38 million. As such, we presently do not expect to need to raise additional equity capital in the near term other than under this agreement; however the Company may enter into a strategic transaction in which equity capital is issued.”

"During our due diligence on ZBB Energy, we visited the company’s Wisconsin facility and learned about its innovative technologies and meaningful business prospects.  It became apparent that the company has the potential to penetrate various market opportunities, mainly due to its capacity to present a platform where potential customers may find solutions to a variety of renewable energy, grid interaction situations, and other products such as hybrid motor controllers,” commented Christos Komissopoulos, a Principal of Aspire Capital.  "We believe that ZBB Energy’s experienced management team provides the required leadership for the Company to maintain a pace of steadily improving sales towards the goal of reaching profitability."

Key aspects of the purchase agreement include:

•	ZBB Energy initiates and controls the timing and amount of any sales of common stock to Aspire Capital; Aspire Capital has no right to require any sales by the Company.
•	The sale prices will be based on the prevailing market price at the time of each sale and ZBB Energy will know the sales price before directing Aspire Capital to purchase common stock.
•	ZBB Energy is not required to sell the entire $10 million of ZBB Energy common stock.
•
There are no limitations on the use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement.

•	ZBB Energy may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.
•	ZBB Energy will issue shares of its common stock to Aspire Capital as a commitment fee in connection with entering into the purchase agreement.

A more complete and detailed description of the purchase agreement and other related agreements is set forth in the Company's Current Report on Form 8-K and a prospectus supplement to the Company’s Registration Statement on Form S-3 (File No. 333-171957), filed today with the U.S. Securities and Exchange Commission.

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: www.zbbenergy.com.

About Aspire Capital Fund LLC

Aspire Capital Fund, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Lewis W. Kreps
Three Part Advisors, LLC
www.threepa.com
214-599-7955

or

David Mossberg
Three Part Advisors, LLC
817-310-0051